NEWS RELEASE for July 30, 2009 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2009

        BURLINGTON, MA (July 30, 2009)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the second quarter ended June 30, 2009. Revenues for the quarter ended June 30, 2009 were $15.0 million, of which $12.1 million were product revenues, $1.3 million were royalty revenues, $0.4 million were funded development revenues, and $1.25 million were other revenues. Second quarter gross margin from product revenues was 57 percent. Loss before taxes for the second quarter ended June 30, 2009 was $0.3 million, which included approximately $0.2 million in litigation expenses and a $0.8 million non-cash FAS 123R stock-based compensation expense. The Company reported net loss of $0.2 million, or $0.01 per diluted share for the second quarter of 2009. The Company had positive cash flow from operations of $3.6 million and the balance sheet continues to be strong with $112 million in net cash and available-for-sale investments.

        Chief Executive Officer Joseph P. Caruso commented, “We are encouraged this quarter by some early signs of improved financial performance. Our revenue, gross margin and bottom line all improved as compared to the previous quarter and the negative trends seen throughout 2008. The overall downturn in the economy remains the biggest factor influencing growth in the short term.”

        Mr. Caruso continued, “We had several major accomplishments this quarter. The FDA cleared our home-use wrinkle removal laser, the first of its kind, as part of our collaboration with Johnson & Johnson. We believe consumer applications for our core technology provide great opportunities. With regard to our hair removal patents, we won two opposition hearings before the European Patent Office which upheld the patents as both novel and inventive and the U.S. Patent Office confirmed the validity of 56 claims in the re-examination of U.S. Patent No. 5,735,844. Accordingly, we have filed a motion to re-start our patent infringement lawsuit against Candela and believe we are in a stronger position now than prior to the re-examination. These events strengthen our strategic position and are important for the long-term growth of our business.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (866) 783-2146 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 72567268 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has granted The Procter & Gamble Company a non-exclusive License Agreement to certain patents, technology and FDA documents related to the home-use, light-based hair removal field for women. In addition, Palomar has an exclusive development and license agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:

Product revenues	$12,120,856	$19,206,511	$23,594,410	$36,895,304
Royalty revenues	1,274,593	2,269,561	2,768,017	5,516,584
Funded product development revenues	398,467	398,467	829,600	995,037
Other revenues	1,250,000	1,250,000	2,500,000	2,747,625

Total revenues	15,043,916	23,124,539	29,692,027	46,154,550

Costs and expenses:
Cost of product revenues	5,266,733	6,330,668	10,491,404	12,925,000
Cost of royalty revenues	509,838	907,824	1,107,207	2,206,634
Research and development	3,076,501	4,549,960	6,819,968	9,933,607
Selling and marketing	4,732,921	5,647,400	9,401,802	12,425,717
General and administrative	2,241,311	5,095,069	5,114,557	11,331,661

Total costs and expenses	15,827,304	22,530,921	32,934,938	48,822,619

(Loss) income from operations	(783,388)	593,618	(3,242,911)	(2,668,069)

Interest income	140,447	833,494	333,648	2,249,034
Other income	376,754	227	349,820	18,244

(Loss) income before income taxes	(266,187)	1,427,339	(2,559,443)	(400,791)

(Benefit from) provision for income taxes	(22,265)	667,222	(901,071)	(156,268)

Net (loss) income	$(243,922)	$760,117	$(1,658,372)	$(244,523)

Net (loss) income per share:

Basic	$(0.01)	$0.04	$(0.09)	$(0.01)

Diluted	$(0.01)	$0.04	$(0.09)	$(0.01)

Weighted average number of shares outstanding:
Basic	18,049,402	18,151,396	18,054,485	18,137,680

Diluted	18,049,402	18,432,016	18,054,485	18,137,680

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Consolidated Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$123,215,400	$122,601,139
Available-for-sale securities	650,000	--
Accounts receivable, net	5,220,697	6,395,364
Inventories	12,948,722	16,045,725
Deferred tax assets	4,893,353	4,149,583
Other current assets	2,479,120	2,613,003

Total current assets	149,407,292	151,804,814

Marketable securities, at fair value	4,137,730	4,486,834

Property and equipment, net	23,306,903	14,225,397

Deferred tax assets	1,709,521	1,197,876

Other assets	5,634	7,515

Total assets	$178,567,080	$171,722,436

Liabilities and Stockholders' Equity
Liabilities:
Note payable	$12,000,000	$6,000,000
Accounts payable	4,849,329	3,247,051
Accrued liabilities	7,377,328	6,688,137
Deferred revenue	4,627,368	6,166,246

Total current liabilities	28,854,025	22,101,434

Deferred taxes	2,888,727	2,815,577

Total liabilities	$31,742,752	$24,917,011

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,479,345 shares	184,794	184,794
Additional paid-in capital	206,487,064	205,306,957
Accumulated other comprehensive loss	(226,981)	(542,443)
Accumulated deficit	(54,205,545)	(52,547,173)
Treasury stock, at cost - 414,555 and 413,255 shares, respectively	(5,415,004)	(5,596,710)

Total stockholders' equity	$146,824,328	$146,805,425

Total liabilities and stockholders' equity	$178,567,080	$171,722,436

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